FIRST AMENDMENT


     THIS FIRST AMENDMENT, dated as of March 24, 1999, to the Rights Agreement, dated as of August 1, 1997 (the "Rights Agreement"), between New Century Energies, Inc. (the "Company") and The Bank of New York, as Rights Agent (the "Rights Agent").

     WHEREAS, the parties hereto are parties to the Rights Agreement.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors deems it necessary and desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth below; and

     WHEREAS, the parties hereto desire to amend the Rights Agreement, as provided herein,

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     1. The definition of "Acquiring Person" as set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following provision at the end of the first sentence thereto:

     "; provided, however, that Northern States Power Company ("NSP") shall not be deemed an "Acquiring Person" as a result of the execution, delivery and performance of the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 24, 1999, between NSP and the Company or the consummation of the transactions contemplated in the Merger Agreement".

     2. Clause (a)(i) of Section 7 of the Rights Agreement is hereby amended to read in its entirety as follows:

     "the earlier of the close of business on July 31, 2007 or the "Effective Time" as defined in Merger Agreement (the "Final Expiration Date")".

     3. Clause (a) of Section 13 of the Rights Agreement is hereby amended by adding the words "other than pursuant to the Merger Agreement" at the end of the introductory phrase "In the event that, following the Shares Acquisition Date, directly or indirectly," of such clause.

     4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State, except that the rights, duties and obligations of the Rights Agent under this Amendment shall be governed by the laws of the State of New York.

     5. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

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     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Rights Agent have executed this First Amendment as of the date first above written.

                                NEW CENTURY ENERGIES, INC.



                                By:           /s/ Bill D. Helton
                                         Name:    Bill D. Helton
                                         Title:   Chief Executive Officer
Attest:


     /s/ Cathy J. Hart
Name:    Cathy J. Hart
Title:   Secretary




                                           THE BANK OF NEW YORK



                                           By:           /s/ Kevin Brennan
                                                    Name:    Kevin Brennan
                                                    Title:   Vice President
Attest:


     /s/ Daniel Egan
Name:    Daniel Egan
Title:   Assistant Vice President

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